EXHIBIT 99.1

Smith-Midland Reports Second Quarter 2022 Financial Results

Reports 37 Percent Year-Over-Year Increase in Backlog to $35.7 Million

MIDLAND, VA – August 11, 2022 – Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced its results for the second quarter ended June 30, 2022.

Second Quarter 2022 Summary (Compared to Prior-Year Quarter)

•	Revenue of $13.3 million, an 8 percent increase
•	Barrier sales more than doubled to $2.3 million
•	Barrier rentals of $2.0 million compared to $1.2 million
•	Earnings of $0.17 per diluted share, compared to $0.19
•	Backlog at August 1, 2022 increased 37 percent to $35.7 million

Additional Contracts Awarded Subsequent to the Quarter

•	$3.4 million for Soundwall panels and posts as part of the reconstruction and widening of I-20 at the Broad River Road and I-26 interchange outside Columbia, SC
•	Design of precast platform girders and more than 200 deck planks for the Regional Transportation Center in Claymont, DE
•	114,000 square feet of precast retaining wall used as part of the Hampton Roads Bridge Tunnel (HRBT) expansion in Virginia

"Our second quarter results reflect the hard work of our team, the value of our proprietary products, and the favorable macroeconomic trends across our industry. Regulatory drivers and greater infrastructure spending following the passage of last year’s infrastructure bill should continue to expand our pool of long-term opportunities," said Ashley B. Smith, President and Chief Executive Officer. “Heading into the second half of the year, we believe the positive market outlook, our growing backlog, and the recent expansion of our barrier rental fleet position us very well to gain market share and successfully execute on our long-term strategy.”

“During the quarter, we expanded our agreement to repurchase an additional 115,000 linear feet of barrier, increasing the total purchase to 325,000 linear feet and more than doubling our rental fleet inventory when completed. We signed a $6.6 million contract for a North Carolina Department of Transportation project - the largest in the history of our Reidsville, NC facility. Recently, we signed our third contract on a Virginia Department of Transportation job related to the Hampton Roads Bridge-Tunnel (HRBT) project. Our design capabilities and broad array of precast products continues to be a competitive advantage for the Company.”

“Although the supply chain continues to provide challenges in obtaining materials and logistical disruptions, our team continues to step up and deliver for our customers. Overall, our prospects remain strong, and we remain excited about the opportunities available to us to deliver long-term value to our shareholders,” Mr. Smith concluded.

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Second Quarter 2022 Results

The Company reported 2022 second quarter revenues of $13.3 million compared to $12.3 million in the second quarter of 2021. Operating income for the second quarter of 2022 was $1.1 million compared to $1.3 million in the same quarter of the prior year. Net income for the quarter was $0.9 million, or $0.17 per diluted share, compared to net income of $1.0 million, or $0.19 per diluted share in the second quarter of 2021. The increase in revenue is related to higher barrier sales and rentals, while the decrease in operating and net income for the quarter is related to higher material and labor costs and lower fixed cost absorption due to reduced production volumes.

Product Sales

Total product sales for the second quarter of 2022 decreased 6 percent to $6.8 million compared to $7.2 million in the prior-year quarter. The decrease is primarily due to lower soundwall sales related to delays in approvals at the Virginia plant, which more than offset an increase in barrier sales related to a specific job at Smith-Midland’s North Carolina plant. Utility sales increased 42 percent from the second quarter of 2021.

Service Revenue

Service revenue, which is comprised of royalty income, barrier rental revenue, and shipping and installation, totaled $6.5 million for the second quarter of 2022 compared to $5.1 million in the year-ago quarter. The increase is primarily due to a 66 percent increase in barrier rental revenue and a 17 percent increase in shipping and installation activity associated with SlenderWall and Architectural panels.

Balance Sheet and Liquidity

As of June 30, 2022, Smith-Midland's cash totaled $12.4 million compared to $13.5 million as of December 31, 2021. Account receivables were approximately $13.2 million and debt totaled $6.7 million. Capital spending for the first six months of 2022 was $2.0 million compared to $0.9 million in the first half of 2021.

Macro Environment and Outlook

Smith-Midland and its competitors continue to face many macro challenges including labor shortages, inflationary and raw material cost increase, and supply chain shortages. Smith-Midland’s proactive stance on raw material inventories continues to provide stability for customers despite these global disruptions. The barrier rental business remains strong, as demonstrated by a 29 percent increase in revenue for the Company’s core rental barrier fleet for the six month period ended June 30, 2022 compared to the same period in 2021. Further, the fleet will more than double by the end of the year and the addition of a salesperson dedicated to the barrier rental division. Sales initiatives are gaining traction as evidenced by the recent announcement of $8.9 million in contracts awarded to the Company. Spending related to the Infrastructure Investment and Jobs Act is expected to begin to take effect over the coming months, including for highways and bridges. Smith-Midland serves diverse end markets with innovative patented, proprietary, and customized products. The Company’s growing licensee network generates healthy royalties and extends the geographic reach of the patented products. Regulatory tailwinds and macro off-site modular construction trends favor Smith-Midland’s portfolio of products over the long-term. Backlog was approximately $35.7 million recorded as of August 1, 2022, compared to approximately $26 million a year ago. Management will continue to execute against the Company’s long-term growth strategy focusing on continuously enhancing shareholder value.

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About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation, and utilities industries. Smith-Midland Corporation has three manufacturing facilities located in Midland, VA, Reidsville, NC, and Columbia, SC, and operates Concrete Safety Systems, the Company’s J-J Hooks Safety Barrier rental division. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, inflation related to material and labor costs, general business and economic conditions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

AJ Krick, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

ASSETS	June 30, 2022 (Unaudited)	December 31, 2021
Current assets
Cash	$12,425	$13,492
Accounts receivable, net
Trade - billed (less allowance for doubtful accounts of approximately $482 and $437, respectively), including contract retentions	12,668	10,013
Trade - unbilled	560	439
Inventories, net
Raw materials	1,907	1,143
Finished goods	1,624	1,702
Prepaid expenses	472	551
Refundable income taxes	234	411

Total current assets	29,890	27,751

Property and equipment, net	22,906	21,926

Deferred buy-back lease asset, net	1,964	3,390

Other assets	252	258

Total assets	$55,012	$53,325

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(continued)

LIABILITIES AND STOCKHOLDERS' EQUITY	June 30, 2022 (Unaudited)	December 31, 2021
Current liabilities
Accounts payable - trade	$3,732	$2,071
Accrued expenses and other liabilities	1,020	657
Deferred revenue	1,666	2,454
Accrued compensation	771	1,036
Accrued income taxes	122	2,033
Deferred buy-back lease obligation	2,160	3,776
Operating lease liabilities	92	89
Current maturities of notes payable	613	468
Customer deposits	1,309	1,325

Total current liabilities	11,485	13,909

Deferred revenue	2,598	1,865
Operating lease liabilities	75	122
Notes payable - less current maturities	6,105	3,724
Deferred tax liability	1,956	1,955

Total liabilities	22,219	21,575

Stockholders’ equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 8,000,000 shares; 5,353,095 and 5,353,095 issued and 5,230,658 and 5,229,658 outstanding, respectively	53	53
Additional paid-in capital	7,187	6,935
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	25,655	24,864

Total stockholders' equity	32,793	31,750

Total liabilities and stockholders' equity	$55,012	$53,325

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Product sales	$6,788	$7,243	$12,638	$14,662
Barrier rentals	1,962	1,182	3,447	6,958
Royalty income	771	692	1,198	1,112
Shipping and installation revenue	3,732	3,190	6,405	4,791

Total revenue	13,253	12,307	23,688	27,523

Cost of goods sold	10,023	8,993	18,810	18,488

Gross profit	3,230	3,314	4,878	9,035

Operating expenses
General and administrative expenses	1,409	1,340	2,568	2,665
Selling expenses	725	696	1,388	1,291

Total operating expenses	2,134	2,036	3,956	3,956

Operating income (loss)	1,096	1,278	922	5,079

Other income (expense)
Interest expense	(71)	(56)	(118)	(98)
Interest income	3	10	6	19
Gain on sale of assets	27	42	65	88
Other income	162	39	183	33

Total other income (expense)	121	35	136	42

Income (loss) before income tax expense (benefit)	1,217	1,313	1,058	5,121

Income tax expense (benefit)	307	328	267	1,269

Net income (loss)	$910	$985	$791	$3,852

Basic and diluted earnings (loss) per common share	$0.17	$0.19	$0.15	$0.74

Weighted average number of common shares outstanding:
Basic	5,230	5,202	5,230	5,202
Diluted	5,266	5,218	5,262	5,214

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SMITH-MIDLAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$791	$3,852
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,400	1,318
(Gain) loss on sale of property and equipment	(65)	(88)
Unrealized (gain) loss on investment securities available for sale	—	(11)
Allowance for doubtful accounts	45	15
Stock compensation	253	172
Deferred taxes	—	(4)
(Increase) decrease in
Accounts receivable - billed	(2,700)	(2,043)
Accounts receivable - unbilled	(121)	106
Inventories	(686)	(549)
Prepaid expenses and other assets	61	73
Refundable income taxes	177	—
Increase (decrease) in
Accounts payable - trade	1,661	1,078
Accrued expenses and other liabilities	364	(298)
Deferred revenue	(55)	1,666
Accrued compensation	(265)	178
Accrued income taxes	(1,912)	575
Deferred buy-back lease obligation	(1,617)	(602)
Customer deposits	(16)	264
Net cash provided by (used in) operating activities	(2,685)	5,702
Cash flows from investing activities:
Purchases of investment securities available-for-sale	—	(13)
Purchases of property and equipment	(1,962)	(926)
Deferred buy-back asset	988	—
Proceeds from the sale of property and equipment	65	88
Net cash provided by (used in) investing activities	(909)	(851)
Cash flows from financing activities:
Proceeds from long-term borrowings	2,805	—
Repayments of long-term borrowings	(278)	(421)
Net cash provided by (used in) financing activities	2,527	(421)
Net increase (decrease) in cash	(1,067)	4,430
Cash
Beginning of period	13,492	8,764
End of period	$12,425	$13,194

Supplemental Cash Flow Information:
Cash payments for interest	$118	$98
Cash payments for income taxes	$2,179	$713

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